April 24, 2025

Private & Confidential

Francis Sarena

Via Email and DocuSign

Dear Mr. Sarena:

This letter serves as an amendment (this “Amendment”) to your existing terms of employment as set forth in that certain letter agreement between you and 89bio, Inc. (the “Company”) dated as of July 31, 2024 (your “Employment Terms”). All terms not defined herein shall be as defined in the Employment Terms. The first sentence of the paragraph under the heading “Severance During the Change in Control Protection Period” in your Employment Terms is hereby amended and restated to read as follows:

“In the event you are terminated without Cause or resign for a Change in Control Good Reason (as defined below) within ninety (90) days prior to, or twelve (12) months following the consummation of a Change in Control (the “Change in Control Protection Period”), then, subject to the Release Condition described above, the amount of the Severance Benefits described above will be twelve (12) months instead of nine (9) months, will also include payment of 1.0 times your Target Bonus (such compensation and benefits, including the Target Bonus payment, the “Change in Control Severance Benefits”) and all Change in Control Severance Benefits will be paid in a lump sum, plus any then outstanding equity then held by you that is unvested will vest in full.”

This Amendment is to be read and construed with the Employment Terms as constituting one and the same agreement. Except as specifically modified by this Amendment, all other remaining provisions, terms and conditions of the Employment Terms shall remain as is and shall not be modified by this Amendment. This Amendment may only be amended, canceled or discharged in writing signed by the parties.

Francis, thank you for your commitment to 89bio. We look forward to your contributions to the Company’s future success!

Sincerely,

/s/ Rohan Palekar

Rohan Palekar

Chief Executive Officer

Accepted and Agreed:

/s/ Francis Sarena April 24, 2025

Francis Sarena Date